Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 80 to Registration Statement No. 002-84776 on Form N-1A of our report dated January 22, 2008 relating to the financial statements and financial highlights of Fidelity Advisor Series I, including Fidelity Advisor Value Strategies Fund, appearing in the Annual Report on Form N-CSR of Fidelity Advisor Series I for the year ended November 30, 2007, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Boston, Massachusetts

May 1, 2008